Exhibit 15.4

Our Ref: UK30724 AM KZ Fe - SRK Consent.docx                           7 February 2020

Dear Sirs/Mesdames:

RE:    United States Securities and Exchange Commission

I hereby consent to (a) SRK Consulting (UK) Limited being named in the Annual Report on Form 20-F of ArcelorMittal for the year ended December 31, 2019 (the "2019 20-F”) as having conducted the independent audit of the mineral reserve estimates, confirming the accuracy of the 2018 iron ore reserve estimates on ArcelorMittal's properties in Kazakhstan's iron ore open pit and underground operations and (b) the incorporation by reference of the 2019 20-F into the Registration Statements Nos. 333-147382, 333-153576, 333-162697 and 333-170117 on Form S-8 and Registration Statement No. 333-223400 on Form F-3.

/s/ Sabine Anderson	/s/ Richard Oldcorn
Sabine Anderson	Richard Oldcorn,
Principle Consultant (Due Diligence)	Corporate Consultant (Due Diligence)
Managing Director
SRK Consulting (UK) Limited	SRK Consulting (UK) Limited